Exhibit 99.1

Press Contact:
Will Thoretz
+1 203 517 3119
will.thoretz@isg-one.com
Investor Contact:
David Berger
+1 203-517-3104
david.berger@isg-one.com

Information Services Group Announces

Third-Quarter Financial Results

Reports third-quarter revenues of $68.0 million

Q3 net income of $4.0 million, up $2.6 million from prior year

Adjusted EBITDA of $8.8 million

GAAP EPS of $0.08, up from $0.03 in the prior year

Repaid $9 million of debt in Q3; $16 million through nine months

ISG Blockchain Now™ solution announced

ISG updates full-year 2018 guidance

STAMFORD, Conn., November 8, 2018— Information Services Group (ISG) (Nasdaq: III), a leading global technology research and advisory firm, today announced financial results for the third quarter ended September 30, 2018.

“ISG delivered another solid quarter with adjusted EBITDA margins of 13 percent, propelled by strong demand for all things digital and a robust European demand environment for our product and services portfolio,” said Michael P. Connors, chairman and CEO. “Digital Solutions continue to be a growth engine for the firm, representing more than 40 percent of our total revenue, and we’re responding with continued investment in this area during the second half of this year. Our investments include expanding our ISG Automation business and launching ISG Blockchain Now™, a new advisory and sourcing solution that enables enterprise clients to improve the efficiency, accuracy and security of their business processes through distributed ledger technology.

“Our digital capabilities, combined with our expanded set of other high-value offerings, drove more than 20 percent revenue growth in Europe during the third quarter — with especially strong growth in Germany, France and the Nordics. Revenues were lower in the Americas than the prior year, due to timing delays in Network Services and continued softness in the U.S. public sector. With the shift of network revenues into the fourth quarter, and with the continued growth of our digital services, we expect Q4 to be the best quarter in our history — both in terms of revenue and adjusted EBITDA.

“Our ability to continuously innovate and expand our capabilities in response to client needs in a global market fueled by digital transformation, coupled with our disciplined management approach, positions us strongly to continue delivering increased value for our clients and profitable growth for our shareholders,” said Connors.

Third-Quarter 2018 Results

Revenues for the third quarter were $68.0 million, compared with $68.3 million in the prior year, flat in constant currency and down 1 percent on a reported basis. Revenues were $24.0 million in Europe (up 22 percent from the prior-year period on a reported basis), $38.5 million in the Americas (down 7 percent) and $5.4 million in Asia Pacific (down $1.7 million). Currency negatively impacted reported revenues by $0.8 million versus the same period in 2017.

ISG reported operating income of $3.4 million for the third quarter of 2018, compared with operating income of $3.5 million in the third quarter last year. Net income was $4.0 million, an increase of $2.6 million compared with net income of $1.4 million last year. Included in the net income for the third quarter of 2018 was the reversal of $3.6 million in tax accruals of which $0.9 million was offset by a charge to SG&A associated with prior acquisitions. Reported fully diluted income per share was $0.08, an increase of $0.05 per share compared with fully diluted income per share of $0.03 for the same period in 2017.

Adjusted net income (a non-GAAP measure defined below under “Non-GAAP Financial Measures”) for the third quarter was up 41 percent, to $6.6 million, or $0.14 per share on a fully diluted basis, compared with adjusted net income of $4.7 million, or $0.10 per share on a fully diluted basis, in the prior year’s third quarter.

Third-quarter 2018 adjusted EBITDA (a non-GAAP measure defined below under “Non-GAAP Financial Measures”) was $8.8 million compared with $9.6 million in last year’s third quarter.

Other Financial and Operating Highlights

ISG’s cash and cash equivalents totaled $13.5 million at September 30, 2018, down $8.7 million from September 30, 2017, and a decrease of $5.9 million from June 30, 2018. During the third quarter, ISG repaid $9.1 million of debt, including $7 million of convertible notes issued in connection with the acquisition of Alsbridge, consistent with the firm’s strategy of continuing to deleverage its balance sheet. Including this quarter’s debt repayments, ISG has reduced its total debt by $24 million since the beginning of 2017, and by $16 million in 2018. Total outstanding debt as of September 30, 2018, was $101.2 million versus $118.1 million as of September 30, 2017.

As a result of its financial progress, the firm is in line to continue or increase its share repurchases after announcing its full-year results in March.

Updates Full-Year Guidance

“ISG reaffirms its 2018 full-year adjusted EBITDA range of $35-$37 million and updates its full-year revenue range to $280-$285 million to reflect primarily the continued softness of its government sector business,” Connors said.

Conference Call

ISG has scheduled a call for 9:00 a.m., Eastern Time, November 9, 2018, to discuss the company’s third-quarter results. The call can be accessed by dialing 1-800-458-4121 or, for international callers, by dialing 001-323-794-2093. The access code is 5899575. A recording of the conference call will be accessible on ISG’s website (www.isg-one.com) for approximately four weeks following the call.

Forward-Looking Statements

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of ISG concerning future events and their potential effects. Statements contained herein including words such as “anticipate,” “believe,” “contemplate,” “plan,” “estimate,” “expect,” “intend,” “will,” “continue,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those risks relate to inherent business, economic and competitive uncertainties and contingencies relating to the businesses of ISG and its subsidiaries including without limitation: (1) failure to secure new engagements or loss of important clients; (2) ability to hire and retain enough qualified employees to support operations; (3) ability to maintain or increase billing and utilization rates; (4) management of growth; (5) success of expansion internationally; (6) competition; (7) ability to move the product mix into higher margin businesses; (8) general political and social conditions such as war, political unrest and terrorism; (9) healthcare and benefit cost management; (10) ability to protect ISG and its subsidiaries’ intellectual property or data and the intellectual property or data of others; (11) currency fluctuations and exchange rate adjustments; (12) ability to successfully consummate or integrate strategic acquisitions; and (13) engagements may be terminated, delayed or reduced in scope by clients. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from ISG’s forward-looking statements are included in ISG’s filings with the U.S. Securities and Exchange Commission. ISG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Non-GAAP Financial Measures

ISG reports all financial information required in accordance with U.S. generally accepted accounting principles (GAAP). In this release, ISG has presented both GAAP financial results as well as non-GAAP information for the three and nine months ended September 30, 2018 and September 30, 2017. ISG believes that evaluating its ongoing operating results will be enhanced if it discloses certain non-GAAP information. These non-GAAP financial measures exclude non-cash and certain other special charges that many investors believe may obscure the user’s overall understanding of ISG’s current financial performance and the Company’s prospects for the future.  ISG believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency of key measures used to evaluate the Company’s performance.

ISG provides adjusted EBITDA (defined as net income before net income attributable to non-controlling interest, plus interest, taxes, depreciation and amortization, foreign currency transaction gains/losses, non-cash stock compensation, change in contingent consideration, acquisition-related costs, tax indemnity receivable, severance and integration expense), adjusted net income (defined as net income plus amortization of intangible assets, non-cash stock compensation, foreign currency transaction gains/losses, change in contingent consideration, acquisition-related costs, severance and integration expense, on a tax-adjusted basis), adjusted net income as earnings per diluted share and selected financial data on a constant currency basis which are non-GAAP measures that the Company believes provide useful information to both management and investors by excluding certain expenses and financial implications of foreign currency translations, which management believes are not indicative of ISG’s core operations. These non-GAAP measures are used by ISG to evaluate the Company’s business strategies and management’s performance.

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP financial measure, excludes the impact of year-over-year fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current and prior-periods local currency financial results using the same point in time exchange rates and then compare the adjusted current and prior period results. This calculation may differ from similarly-titled measures used by others and, accordingly, the constant currency presentation is not meant to be a substitution for recorded amounts presented in conformity with GAAP, nor should such amounts be considered in isolation.

Management believes this information facilitates comparison of underlying results over time.   Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure. Non-GAAP measures are provided as additional information and should not be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of the forward-looking non-GAAP estimates contained herein to the corresponding GAAP measures is not being provided, due to the unreasonable efforts required to prepare it.

About ISG

ISG (Information Services Group) (Nasdaq: III) is a leading global technology research and advisory firm. A trusted business partner to more than 700 clients, including 75 of the top 100 enterprises in the world, ISG is committed to helping corporations, public sector organizations, and service and technology providers achieve operational excellence and faster growth. The firm specializes in digital transformation services, including automation, cloud and data analytics; sourcing advisory; managed governance and risk services; network carrier services; technology strategy and operations design; change management; market intelligence and technology research and analysis. Founded in 2006, and based in Stamford, Conn., ISG employs more than 1,300 professionals operating in more than 20 countries—a global team known for its innovative thinking, market influence, deep industry and technology expertise, and world-class research and analytical capabilities based on the industry’s most comprehensive marketplace data. For more information, visit www.isg-one.com

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Information Services Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Revenues	$67,965	$68,349	$207,868	$202,942
Operating expenses
Direct costs and expenses for advisors	38,624	38,214	121,761	119,153
Selling, general and administrative	23,990	23,710	70,898	68,815
Depreciation and amortization	1,977	2,951	5,872	9,773
Operating income	3,374	3,474	9,337	5,201
Interest income	3	15	113	94
Interest expense	(1,675)	(1,716)	(5,140)	(5,132)
Foreign currency transaction (loss) gain	(6)	(111)	19	(292)

Income (loss) before taxes	1,696	1,662	4,329	(129)
Income tax (benefit) provision	(2,307)	234	(2,200)	(681)
Net income	4,003	1,428	6,529	552
Net income attributable to non-controlling interest	—	—	—	32
Net income attributable to ISG	$4,003	$1,428	$6,529	$520

Weighted average shares outstanding:
Basic	45,115	43,305	44,491	42,893
Diluted	47,100	44,658	46,349	43,344

Earnings per share attributable to ISG:
Basic	$0.09	$0.03	$0.15	$0.01
Diluted	$0.08	$0.03	$0.14	$0.01

Information Services Group, Inc.

Reconciliation from GAAP to Non-GAAP

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net income attributable to ISG	$4,003	$1,428	$6,529	$520
Plus:
Net income attributable to non-controlling interest	—	—	—	32
Interest expense (net of interest income)	1,672	1,701	5,027	5,038
Income taxes	(2,307)	234	(2,200)	(681)
Depreciation and amortization	1,977	2,951	5,872	9,773
Change in contingent consideration	(668)	415	378	1,108
Acquisition-related costs(1)	280	89	280	1,186
Severance and integration expense	332	356	439	1,514
Tax indemnity receivable	931	454	931	454
Foreign currency transaction loss (gain)	6	111	(19)	292
Non-cash stock compensation	2,585	1,873	7,230	5,383
Adjusted EBITDA	$8,811	$9,612	$24,467	$24,619

Net income attributable to ISG	$4,003	$1,428	$6,529	$520
Plus:
Non-cash stock compensation	2,585	1,873	7,230	5,383
Intangible amortization	1,259	2,382	3,797	7,133
Change in contingent consideration	(668)	415	378	1,108
Acquisition-related costs(1)	280	89	280	1,186
Severance and integration expense	332	356	439	1,514
Foreign currency transaction loss (gain)	6	111	(19)	292
Tax effect (2)	(1,214)	(1,986)	(3,874)	(6,314)
Adjusted net income	$6,583	$4,668	$14,760	$10,822

Weighted average shares outstanding:
Basic	45,115	43,305	44,491	42,893
Diluted	47,100	44,658	46,349	43,344

Adjusted earnings per share:
Basic	$0.15	$0.11	$0.33	$0.25
Diluted	$0.14	$0.10	$0.32	$0.25

(1)         Consists of expenses from acquisition-related costs and non-cash fair value adjustments on pre-acquisition deferred revenues.

(2)         Marginal tax rate of 32.0% and 38.0% applied, respectively.

Information Services Group, Inc.

Selected Financial Data

Constant Currency Comparison

		Constant	Three Months Ended		Constant	Three Months Ended
	Three Months Ended	currency	September 30, 2018	Three Months Ended	currency	September 30, 2017
	September 30, 2018	impact	Adjusted	September 30, 2017	impact	Adjusted
Revenue	$67,965	$114	$68,079	$68,349	$(638)	$67,711
Operating income	$3,374	$(2)	$3,372	$3,474	$(104)	$3,370
Adjusted EBITDA	$8,811	$9	$8,820	$9,612	$(125)	$9,487

		Constant	Nine Months Ended		Constant	Nine Months Ended
	Nine Months Ended	currency	September 30, 2018	Nine Months Ended	currency	September 30, 2017
	September 30, 2018	impact	Adjusted	September 30, 2017	impact	Adjusted
Revenue	$207,868	$(2,060)	$205,808	$202,942	$1,810	$204,752
Operating income	$9,337	$(114)	$9,223	$5,201	$520	$5,721
Adjusted EBITDA	$24,467	$(142)	$24,325	$24,619	$520	$25,139